Exhibit 99.1

(Investors)

Robert B. Tschudy                             (Media)

Senior Vice President and CFO

SCPIE Holdings Inc.

310/557-8739

e-mail: rtschudy@scpie.com

Cecilia A. Wilkinson

PondelWilkinson MS&L

323/866-6060(Media)

e-mail: cwilkinson@pondel.com

Howard Bender Vice President/Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE WITHDRAWS RATE APPLICATION

LOS ANGELES, California – December 18, 2003 – SCPIE Holdings Inc. (NYSE: SKP), and its subsidiaries SCPIE Indemnity Company and American Healthcare Indemnity Company, today announced that it has withdrawn an application pending with the California Department of Insurance for an overall 8.9% increase in medical malpractice insurance rates in the state for 2004.

The withdrawn application sought an additional increase to the 9.9% rate increase approved in August 2003 by the California Insurance Commissioner following a lengthy hearing during this year. A consumer group challenged the additional increase and SCPIE withdrew the application to avoid another lengthy and costly hearing.

“We plan to file a new rate increase request during 2004,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “This will permit us to use data from the full 2003 year as support for rate action proposed at that time.”

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SCPIE Holdings Inc.

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SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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In addition to historical information, this news release contains forward-looking statements that are based upon the company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, obtaining necessary rate change regulatory approvals, and expansion of liability insurance business in its principal market are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory changes, uncertainties of success and potential delays in contested rate approval proceedings, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business (including the contingent liability related to Highlands Insurance Company), and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. The company is also subject to certain structural risks, including statutory restrictions on dividends and other intercompany transactions within the company’s holding structure. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the company’s objectives or plans will be realized.